Exhibit 10.2
July 21, 2009
Mr. Dale Arfman
16480 Reddington Drive
Reddington Beach, FL 33708
Dear Mr. Arfman:
This will confirm our agreement regarding the resignation of your employment at Global Traffic Network, Inc. (“GTN”) and your consulting arrangement with GTN and its related entities (the “Company”).
1. Your resignation as an employee and officer of the Company shall be effective June 30, 2009. Upon payment of your base salary prorated through such date you shall have been paid all monies and other compensation due to you from the Company. Any approved expenses incurred by you prior to your resignation will also be reimbursed to you subject to the terms of the Company’s standard policy for reimbursement.
2. The Company shall pay you an additional Six Thousand Dollars ($6,000.00) within thirty (30) days of the Effective Date (as defined below) as consideration for entering into this Agreement.
3. For consideration noted above, you, on your behalf, and on behalf of your heirs, executors, administrators, successors and assigns release and hereby discharge the Company and its present and former subsidiaries, related entities, parent companies, and all such entities officers, directors, employees and agents from all debts, obligations, claims, causes of action, suits, actions and promises and agreements, contracts in law and in equity, which you ever had, now have, or which may arise in the future regarding any matter arising on or before the date of your execution of this Agreement, including without limitation, any claim asserted or unasserted which could arise under your employment agreement with GTN dated November 18, 2005 (the “Employment Agreement”); Title VII of the Civil Rights Act of 1964; the Age Discrimination in Employment Act of 1967; the Americans With Disabilities Act of 1990; the Civil Rights Act of 1866, 42 U.S.C. ‘ 1981; the Employee Retirement Income Security Act; the Family and Medical Leave Act of 1993; the National Labor Relations Act; the Civil Rights Act of 1991; and any other federal, state or local law, ordinance or regulation, as well as the common law and any claim of a violation of public policy.
4. You shall provide consulting services to the Company as described herein. The term of said consulting services shall commence on July 1, 2009 and remain in effect until June 30, 2010 (the “Consulting Term”). GTN shall pay you $10,416.67 per month for your consulting services. You shall pay any and all federal, state or local income taxes or other taxes, if any taxing authority or other agency assesses them against you or the Company relating to such fee. You agree to return to the Company all Company property upon completion of the Consulting Term.
5. During this Consulting Term you shall assist the Company in transitioning over your duties and responsibilities. Such transition shall be at the direction of the Company’s CEO and CFO and pursuant to a schedule set by such officers, but shall be completed no later than the end of your Consulting Term.
6. In consideration of the payment described in Section 2 above and for other good and valuable consideration, you also hereby specifically waive any and all rights or claims that you have, or may hereafter have, to reinstatement or reemployment. Any reemployment shall be at the sole and absolute discretion of the Company. You represent that you have not filed or initiated any proceedings against the Company or its present and former subsidiaries, divisions, parents, successors, partners, assigns, officers, agents, representatives, attorneys, fiduciaries, administrators, directors, stockholders and employees.
7. This Agreement supersedes any and all prior oral and written agreements between you and the Company; provided, however, you agree to continue to comply with any obligations or restrictions set forth in your Employment Agreement which survive termination of such agreement. This Agreement may not be altered, amended or modified except by a further writing signed by you and GTN.
8. You acknowledge that you received this Agreement on July 21, 2009; that you have been offered at least twenty-one (21) days from the date you received this Agreement within which to consider its terms; that you have been advised that during such period you should consult an attorney regarding the terms of this Agreement and that you have done so. You further acknowledge that your signature below indicates that you are entering into this Agreement freely, knowingly and voluntarily with a full understanding of its terms. The terms of this Agreement shall not become effective or enforceable until seven (7) days following the date of its execution by both parties (the “Effective Date”), during which time either you or the Company may revoke the Agreement by notifying the other party in writing, or registered mail delivered to the attention of the undersigned. You acknowledge that you have been given ample opportunity to review this Agreement and have read it in its entirety.
Very truly yours,
Global Traffic Network, Inc.

By:	/s/ William L. Yde III William L. Yde III, President and CEO
By signing this Agreement below, you agree to and accept the provisions contained herein. You certify and acknowledge that you have consulted your attorney about this Agreement, prior to executing same, have read the Agreement, understand its contents, and voluntarily entering into this Agreement free from coercion or duress and agree to be bound by its terms.

/s/ Dale Arfman Dale Arfman

Date: July 25, 2009